EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270-2199

214/745-5400 PH

214/745-5390 FAX

September 26, 2003

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Re:	Chesapeake Energy Corporation 2002 Stock Option Plan; Chesapeake Energy Corporation 2002 Non-Employee Director Stock Option Plan; Chesapeake Energy Corporation 2002 Nonqualified Stock Option Plan and; Chesapeake Energy Corporation 2003 Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Chesapeake Energy Corporation 2002 Stock Option Plan, Chesapeake Energy Corporation 2002 Non-Employee Director Stock Option Plan, Chesapeake Energy Corporation 2002 Nonqualified Stock Option Plan and Chesapeake Energy Corporation 2003 Stock Incentive Plan (collectively the “Plans”), which Registration Statement covers the offer and sale of shares of common stock, par value $.01 per share (the “Shares”), of Chesapeake Energy Corporation to be issued pursuant to the Plans. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Oklahoma General Corporation Act and in accordance with the terms of the respective Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.